Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-272619, 333-198725 and 333-146378) and Form S-3 (Nos. 333-265928 and 333-262310) of lululemon athletica inc. of our report dated March 21, 2024 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in lululemon athletica inc.’s Annual Report on Form 10-K for the 52-week year ended January 28, 2024.

/s/PricewaterhouseCoopers LLP
Vancouver, Canada
March 21, 2024